EXHIBIT 10.23

ZEALOUS HOLDINGS, INC.
1800 Century Park East, Suite 200
Los Angeles, California 90067

Shareholders of Zealous Holdings, Inc.
(“ZH Shareholders”)

RE: Agreement and Plan of Merger among Zealous Trading Group, Inc., ASNI II, INC. and Zealous Holdings, Inc.

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger dated July 16, 2007 (“Merger Agreement”) among Zealous Trading Group Inc. (fka Atlantic Syndication Network, Inc.), a Nevada corporation (the “Parent”), ASNI II, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and Zealous Holdings, Inc., a Delaware corporation (“Company”).

Pursuant to Article I, Section 2.1(c)(1), each ZH Shareholder shall be converted and have the right to receive shares in the Parent as follows:

“0.081530 shares of Parent Preferred Stock as the ‘Merger Consideration’, with each share of Parent Preferred Stock being convertible at anytime after the Effective Time into 906.6 shares of Parent Common Stock;”

ZH Shareholder hereby consents to convert from Parent Preferred Stock to Parent Common Stock pursuant to the Merger Agreement.

Upon receipt, please sign and return this letter via facsimile at (310) 895-7779 attn: Karen Minnetian or Lynne Silverstein and place the original in the mail in the enclosed envelope. If you have any questions, please do not hesitate to contact us at (310) 895-7778.

Sincerely,

/s/ Milton “Todd” Ault, III

Milton “Todd” Ault, III
CEO and President

Agreed to and Consented by:

By: ___________________
Name of Shareholder: _________________
Title:___________________
Date: ___________________